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                                                                 EXHIBIT 99.1(c)


                             ARTICLES OF AMENDMENT
                                       OF
                         PRUDENTIAL JENNISON FUND, INC.

     PRUDENTIAL JENNISON FUND, INC., a Maryland corporation having its principal offices in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Article I of the Corporation's charter is hereby amended in its entirety to read as follows:

               The name of the corporation (hereinafter called the "Corporation") is Prudential Jennison Series Fund, Inc.

     SECOND:   The designation of the "common stock" series of capital stock is hereby amended to be the "Prudential Jennison Growth Fund" series of Common
Stock.

     THIRD:    The foregoing amendment does not change the preferences,
conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.

     FOURTH:   The foregoing amendments have been approved by a majority of the entire Board of Directors of the Corporation without action by the stockholders in accordance with Section 2-605(a)(4) of the Maryland General Corporation Law (the Corporation being registered as an open-end company under the Investment Company Act of 1940).

     IN WITNESS WHEREOF, PRUDENTIAL JENNISON FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on September 6, 1996.

                              PRUDENTIAL JENNISON FUND, INC.


                              By: /s/ Robert F. Gunia
                                 ----------------------------------
                                    Robert F. Gunia, Vice President


Attest: /s/ Ellyn C. Vogin
       -----------------------------------
       Ellyn C. Vogin, Assistant Secretary